Exhibit 99.1

    BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 63RD CONSECUTIVE DIVIDEND

    CHARLESTON, S.C., June 16 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on June 16, 2005, declared a $.12 per share dividend, payable July 29, 2005, to shareholders of record as of June 30, 2005. Hugh C. Lane Jr., the Corporation's President and CEO stated "We are very optimistic and excited about 2005 and are pleased to announce our 63rd consecutive dividend. Our loans have increased 17.72% from June of 2004, and deposits have increased 22.25% from June of 2004. Our assets have also increased 16.88% from June 2004. We look forward to this trend continuing and will continue to share the success of the Bank with our shareholders through these dividends."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at http://www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

SOURCE  Bank of South Carolina Corporation
    -0-                             06/16/2005
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com /